CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY TO PRESENT AT NINTH ANNUAL CHINA VOIP CONFERENCE AND EXPO

Jinan Yinquan Technology Co., Ltd.  President & CEO, Li Kunwu, to Address Prestigious Industry Gathering

- - - -

HENDERSON, NV, January 4, 2007 – – – Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today announced it will present at the ninth annual China VoIP Conference and Expo.  The prestigious industry event will take place May 23 & 24 in Beijing.

Jinan Yinquan, a technology company that offers VoIP services in the People’s Republic of China, has been developing telecommunication solutions for China’s burgeoning Internet industry for more than half a decade.

Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc. is scheduled to address the telecommunications summit.

“In less than a decade this has become a major industry symposium to discuss current and future developments and exchange information vital to developing further breakthroughs in technology,” said Kunwu.  “I’m honored that I will be representing our fine company.  This is further evidence that Jinan Yinquan is being recognized as one of the leaders in China’s burgeoning VoIP industry.”

The 2007 program features more than 30 keynote speakers featuring distinguished presenters from across China and around the world. Additionally, in excess of one thousand industry executives are expected to attend the event which also features an exhibition for solutions, technologies, tools and services for the VoIP industry.

Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

Jinan Yinquan currently services three provinces and 19 cities with Shandong Province its primary base of operations.  Short- and long-term plans call for the expansion throughout China.

The company works in concert with China Tie Tong, one of the six largest basic telecom operators in China with 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 135 million to 164 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 30 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that presenting at the conference is further evidence that Jinan Yinquan is being recognized as one of the leaders in China’s burgeoning VoIP industry; and Jinan Yinquan’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business and the Company’s 10-QSB filed on December 15, 2006 for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com